Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Azur Holdings, Inc.

We hereby consent to the incorporation by reference in the registration statement on Form S-8, to be filed with the Securities and Exchange Commission on or about April 20, 2006, of our report dated August 6, 2004, on the statements of operations, shareholders’ equity, and cash flows of Azur Holdings, Inc. (formerly, New Harvest Capital Corporation) for the year ended April 30, 2004, which appeared in Azur Holdings, Inc.’s Annual Report on Form 10-KSB for the year ended April 30, 2004.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 20, 2006